Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS AND REVERSAL OF VALUATION ALLOWANCE AGAINST
THE NET DEFERRED TAX ASSET FOR THE THIRD QUARTER 2016

Midlothian, Virginia, November 28, 2016. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported third quarter 2016 net income of $11,932,000, an improvement from net income of $659,000 for second quarter of 2016 and net income of $471,000 for the third quarter of 2015. Net income available to common shareholders, which deducts from net income the dividends on preferred stock, amounted to net income of $11,746,000, or $8.21 per fully diluted share, for the third quarter of 2016, and $301,000, or $0.21 per fully diluted share for the same period in 2015. For the nine months ended September 30, 2016, the Company had net income of $12,993,000 and net income available to common shareholders of $12,446,000, or $8.74 per fully diluted share, and $6,669,000, $6.17 per fully diluted share, for the same period in 2015. Net income and net income available to common shareholders for the three and nine months ended September 30, 2016 were positively impacted by the reversal of an $11,997,000 valuation allowance previously recorded against the net deferred tax asset. Netting this reversal against income tax expense for the first nine months of 2016 of $645,000 results in an income tax benefit of $11,352,000 for the three and nine months ended September 30, 2016. Net income available to common shareholders for the nine months ended September 30, 2015 was positively impacted by the forgiveness of principal and dividends on preferred stock amounting to $6,619,000 associated with the rights offering to shareholders and concurrent standby offering completed in March 2015.

Earnings

During Q3 2016, the Company produced its sixth consecutive quarter of profitability. Pretax income broken down by Company is presented following (in thousands):

Operating Results By Company
	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Bank	$135	$576	$431	$1,363	$407	$460
Mortgage Co	572	218	32	1	371	423
Hold Co	(127)	(135)	(61)	(1,268)	(307)	(799)
Total	$580	$659	$402	$96	$471	$84

For the three months ending September 30, 2016:

•	Net interest income increased by 6.7% over the second quarter of 2016 and by 6.2% over the third quarter of 2015;
•	Gross loans held for investment increased $10.3 million, or 3.2%, from June 30, 2016 and $33.8 million, or 11.3%, from September 30, 2015;
•	Net interest margin continued to exceed 2015 levels and was 3.50% during the third quarter of 2016 vs. 3.45% during the third quarter of 2015;
•	Village Bank Mortgage Corporation earned $572,000 in pretax earnings, an increase of $354,000 from Q2 2016, and an increase of $201,000 from the third quarter of 2015; and
•	The Company reversed a valuation allowance against its net deferred tax asset of $11,997,000 resulting in an income tax credit for the quarter of $11,352,000.

For the nine months ending September 30, 2016:

•	Net interest income increased by 5.4% over the first nine months of 2015;
•	Gross loans held for investment increased $26.8 million, or 8.7%, from December 31, 2015 to September 30, 2016. Excluding government guaranteed student loans (which were strategically purchased as a low risk way to increase yield on interest earning assets), loan balances grew $29.4 million, or 11.6%, from December 31, 2015 to September 30, 2016;
•	Net interest margin was 3.56% during the first nine months of 2016 vs. 3.38% during the first nine months of 2015;
•	Village Bank Mortgage Corporation earned $822,000 in pretax earnings during the first nine months of 2016 vs. $1,016,000 during the same period in 2015;
•	The reversal of the valuation allowance on the net deferred tax asset reported above affected the nine month results in 2016, and the forgiveness of principal and dividends on preferred stock amounting to $6,619,000 associated with the rights offering to shareholders and concurrent standby offering completed in March 2015 affected the nine month results in 2015; and
•	Total deposits increased by 3.9% and low cost relationship deposits (noninterest-bearing demand, interest checking, money market and savings accounts) increased 7.0% from December 31, 2015.

Loan Growth

Our loan growth of $10.3 million in the third quarter of 2016 was primarily in nonowner occupied real estate loans ($6.4 million) and purchased student loans ($4.6 million). Over the last five quarters we have consistently grown loans as shown in the following table (in thousands):

LOANS OUTSTANDING
Loan Type	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
C&I + Owner occupied commercial real estate	$106,078	$107,612	$95,189	$89,342	$87,894
Nonowner occupied commercial real estate	61,607	55,256	50,659	46,962	46,721
Consumer/Residential	79,950	81,897	84,047	83,594	85,743
Acquisition, development and construction	32,000	29,982	32,108	31,150	31,408
Student	51,381	46,781	49,445	53,989	46,355
Other	2,520	1,691	1,798	1,734	1,624
Total loans	$333,536	$323,219	$313,246	$306,771	$299,745

Asset Quality

•	The Company continued to improve asset quality during the third quarter of 2016 (in thousands).

Asset Quality Metrics
Metric	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Classified Assets	$11,671	$12,619	$13,994	$15,375	$18,600
Nonperforming Assets (NPAs)	6,147	6,782	9,352	9,967	12,507
Net Charge-offs (Recoveries)	104	88	(49)	(66)	71
Expense related to foreclosed assets (OREO)	79	70	101	288	(49)

•	NPAs (nonaccrual loans and foreclosed real estate) now represent only 1.38% of total assets and were reduced by 9.4% during Q3 2016 and have dropped by 50.9% since Q3 2015.
•	Classified Assets, a broader measure of problem assets, declined by 7.5% during Q3 2016 and by 37.3% since Q3 2015.

Capital

The capital of the Company and the Bank continue to improve. The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies. The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Common equity tier 1	14.24%	13.51%	13.02%	12.85%	12.57%
Tier 1	14.24%	13.51%	13.02%	12.85%	12.57%
Total capital	15.32%	14.68%	14.20%	14.02%	13.82%
Tier 1 leverage	10.61%	9.68%	9.50%	9.33%	8.93%

Bill Foster, President and CEO, commented “We continued our positive momentum in growing loans, deposits and the mortgage banking business during the third quarter.  We are focused on finishing the year strong and entering 2017 at full speed with a commitment to generating high quality earnings growth next year.  I am proud of what our team is accomplishing.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2016	2015	2015
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$446,291	$419,941	$423,650
Investment securities	26,772	37,919	39,595
Loans held for sale	16,093	14,373	12,770
Loans, net	330,734	303,879	295,543
Deposits	379,220	364,848	369,039
Borrowings	17,179	15,272	15,102
Shareholders' equity	43,455	30,359	29,902
Book value per share	$26.41	$17.38	$17.06
Total shares outstanding	1,428,996	1,417,775	1,417,920

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	1.02%	1.16%	1.83%
Nonaccrual loans	135.30%	95.78%	122.43%
Nonperforming assets to total assets	1.38%	2.37%	2.95%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$4,104	$3,945	$11,890	$11,606
Interest expense	660	703	1,958	2,184
Net interest income before
provision for loan losses	3,444	3,242	9,932	9,422
Provision for loan losses	-	-	-	-
Noninterest income	2,845	2,870	8,028	7,776
Noninterest expense	5,709	5,641	16,319	16,648
Income tax expense	-	-	-	-
Income before income tax benefit	580	471	1,641	550
Income tax benefit	(11,352)	-	(11,352)	-
Net income	11,932	471	12,993	550
Net income available to common
shareholders	11,746	301	12,446	6,669
Earnings per share
Basic	$8.21	$0.21	$8.74	$6.17
Diluted	$8.21	$0.21	$8.74	$6.14

Performance Ratios
Return on average assets	11.05%	0.44%	4.09%	0.17%
Return on average equity	146.68%	6.15%	54.78%	2.71%
Net interest margin	3.50%	3.45%	3.56%	3.38%

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